Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is dated effective as of December 22, 2021 (the “Effective Date”) between J. MICHAEL CARMENA (“Carmena”) and SANARA MEDTECH INC. (“Sanara”). Carmena and Sanara are sometimes hereinafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Carmena is currently an employee of Sanara and serves as Vice Chairman of the Board of Directors of Sanara (the “Board”); and

WHEREAS, Carmena also serves as a manager, director, officer and/or employee of various affiliated entities of Sanara (“Affiliates”); and

WHEREAS, (i) Carmena was granted a total of 17,249 shares of Sanara common stock (“Sanara Stock”) pursuant to those certain two Restricted Stock Agreements each dated February 24, 2020, 7,482 of which shares of Sanara Stock are vested; and 5,750 of which shares of Sanara Stock will be vested January 1, 2022, (the existing stock grants referred to herein as the “Carmena Stock Grants”), all such Carmena Stock Grants were made pursuant to Sanara’s Restated 2014 Omnibus Long Term Incentive Plan dated February 10, 2020 (the “LTIP”); and

WHEREAS, Carmena was given options to purchase 500,000 shares of Sanara Stock (the “Carmena Options”) pursuant to that certain Warrant To Purchase Shares of Common Stock dated December 31, 2017 (the “Warrant”); and

WHEREAS, the number of shares granted to Carmena in the Warrant are now 5,000 following a reverse stock split of 1 for 100 shares in 2019 (the “Stock Split”); and

WHEREAS, Carmena will resign from the Board effective December 31, 2021 and retire from his position at Sanara and all Affiliates effective January 3, 2022 and in connection therewith the Parties desire to set forth certain agreements between them;

NOW, THEREFORE, for and in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Retirement; Resignation. Effective as of December 31, 2021 (the “Resignation Date”), Carmena shall resign as an officer of Sanara and all of its Affiliates including the Principal Executive Officer and as a director of Sanara and all its Affiliates including Vice Chairman of the Board (the “Resignation”). Effective as of January 3, 2022 (the “Retirement Date”) Carmena will resign as a manager and employee of Sanara and all its Affiliates (the “Retirement”).

2. Vesting of Carmena Stock Grants. In connection with the Resignation and the Retirement, Sanara shall (i) waive all vesting requirements and forfeiture provisions of the LTIP pertaining to the Carmena Stock Grants, all of which shall be automatically fully vested on the Retirement Date (the “Vesting Acceleration”); and (ii) all forfeiture provisions of the LTIP related to the Carmena Stock Grants. For the avoidance of doubt, the remaining number of shares which will vest under this provision is 4,017.

3. Other Provisions of the LTIP. Other than as expressly set forth in Section 2 above, the provisions contained in the LTIP that apply to the Carmena Stock Grants shall remain in full force and effect in accordance with their terms.

4. Carmena Options. The terms and provisions of the Warrant related to the exercise of the Carmena Options shall remain in full force and effect in accordance with their terms, as amended by the Stock Split.

5. Retirement Bonus. In connection with the Resignation and Retirement, Carmena will receive a one-time cash payment of $75,000 to be paid no later than January 15, 2022. Such payment shall be net of all federal tax deductions required to be withheld by employers.

6. Retirement Stock Grant. Carmena will be granted an additional 3,549 shares of Sanara Stock that will vest on the Retirement Date.

7. Forfeiture of Shares to Meet Carmena’s Tax Withholding Obligations. Sanara shall obtain the approval of the Board to consent to the forfeiture by Carmena to Sanara the number of shares of Sanara Stock having an aggregate fair value that equals the required tax withholding payment owed by Carmena upon the vesting of Sanara Stock in January 2022.

8. Restrictive Covenants. In exchange for the Vesting Acceleration and Sanara’s waiver of the forfeiture provisions of the LTIP, the Retirement Bonus, and the Retirement Stock Grant Carmena agrees that, for the remainder of his employment term and for a period of two (2) years following the Retirement Date, as follows:

(a) Agreement Not to Compete. For himself, or as a shareholder, owner, partner, joint venturer, promoter, consultant, manager, independent contractor, agent, or in some similar capacity, participate in a Competing Business (as defined below) within the Territory (as defined below).

(b) Agreement Not to Solicit Customers to Divert Business. On his own behalf or in the service of or on behalf of others, solicit or attempt to divert Business to a Competing Business or to any third party any Person, concern, or entity who is or was, or in the future will be (at the time of solicitation), a Customer of the Business or of Sanara (or any Customer of any of the foregoing) whether within or without the Territory, and further, Carmena will not, either directly or indirectly through any Family Member or any other Person, on his own behalf or in the service of or on behalf of others, initiate a call upon any Person, concern or entity who is, or was, or in the future will be (at the time of solicitation), a Customer of the Business or of Sanara for the purpose of diverting or appropriating business to a Competing Business, and further, if any such Customers initiate a call upon Carmena, then Carmena shall not entertain any such call without first referring such Person to Sanara.

(c) Agreement Not to Solicit Employees and Contractors. On his own behalf or in the service of or on behalf of others, solicit, divert, or recruit any employee or contractor of Sanara to leave such employment or contractual relationship, otherwise terminate his or her employment or contractual relationship, whether or not such employment or contractual relationship is pursuant to a written contract or at will.

(d) Agreement Not to Disparage Sanara. Not intentionally, knowingly or recklessly disparage Sanara, its products and services, its managers or any of their respective Affiliates or any of their respective managers, directors, officers, employees or other representatives, whether orally, in writing or otherwise, at any time.

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(e) Definitions.

(i) “Business” means providing, selling, or manufacturing wound and skin care and soft tissue repair related products of the type or nature of those provided, sold or manufactured by the Company or providing or enabling wound care diagnostics or virtual/telemedicine wound care services such as those provided by the Company. In addition, Business shall include any other business that Sanara enters into during the two (2) year period following the Retirement Date.

(ii) “Competing Business” means any person, concern or entity which is engaged in, and to the extent engaged in, a business that is wholly or partially the same as the Business.

(iii) “Customer” means a person or entity which sells to, and/or buys from the Business, Sanara or the Affiliates.

(iv) “Family Member” means the spouse or legally adopted or natural-born descendants of whatsoever generation of Carmena or a trust for the benefit of any such persons, or any entity in which owns a material interest.

(v) “Territory” means the United States.

(f) Acknowledgment of Enforceability. Carmena expressly acknowledges and agrees that Carmena’s experience and abilities are such that Carmena’s observance of the covenants and restrictive agreements contained herein are reasonable as to scope, location and duration and that such observation shall not cause Carmena any undue hardship or unreasonably interfere with Carmena’s ability to earn a livelihood. Carmena has been provided with an opportunity to consult with legal counsel of Carmena’s selection for the meaning of the covenants and restrictions, which have been explained to Carmena’s satisfaction. Carmena hereby agrees that the limitations set forth above are reasonable and necessary for the protection of the Business, Sanara and the Affiliates. In this regard, Carmena specifically agrees that such limitation as to the period of time, geographic area and types and scope of restrictions on his activities are reasonable and necessary to protect the goodwill and other business interests of the Business, Sanara and the Affiliates.

(g) Revision. It is mutually understood and agreed that if any of the provisions relating to the scope, time, or territory of this Agreement are more extensive than is enforceable under applicable laws or are broader than necessary to protect the goodwill and legitimate business interests of the Business, Sanara and/or the Affiliates, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law.

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(h) Remedies. The invalidity or non-enforceability of this Section in any respect shall not affect the validity or enforceability of any other provisions of this Agreement. The Parties agree that the limitations contained in this Section with respect to time, geographical area and scope of activity are reasonable. In the event that any provision of this Section shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable. Carmena acknowledges that Sanara’s remedy at law for any breach or threatened breach of the provisions of this Section may be insufficient and may be inadequate and that Sanara shall be entitled to equitable relief, including by way of temporary and permanent injunction, without any requirement to post bond or other security therefor, in addition to any remedies Sanara may have at law.

9. Governing Law; Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal, substantive laws of the State of Texas, without giving effect to conflicts of laws principles. The Parties voluntarily and irrevocably submit to the jurisdiction of the courts of the State of Texas located in Tarrant County, Texas, and the Federal Courts of the United States of America located in Tarrant County, Texas, over any dispute between or among the Parties related to or arising out of this Agreement, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined exclusively in such courts. The Parties hereby irrevocably consent to the jurisdiction of such courts and hereby waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of such dispute related to or arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10. Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by either Party, whether by operation of law or otherwise, without the prior written consent of the non-assigning Party. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

11. Counterparts. This Agreement may be executed in any number of counterparts (including by electronic delivery of signed signature pages) and by different Parties in separate counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same agreement.

12. Entire Agreement. This Agreement, including the other instruments and agreements contemplated herein and the other documents referred to herein, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings among the Parties with respect to such subject matter.

13. Amendments. This Agreement may not be amended, modified or supplemented orally, but only by an agreement in writing signed by the Parties.

14. Severability. If any provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Agreement. Instead, such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable then this Agreement shall be construed as if not containing such provision.

15. Drafting. The Parties acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either Party hereto because one is deemed to be the author thereof.

16. COUNSEL. CARMENA ACKNOWLEDGES THAT HE IS EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. CARMENA FURTHERMORE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO RETAIN LEGAL COUNSEL, AND THAT HE HAS EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO HIS EXECUTION HEREOF OR HAS KNOWINGLY ELECTED NOT TO BE SO REPRESENTED.

17. Waiver. No delay by any Party in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

18. Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement or any document executed in connection with, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any document, instrument or agreement executed in connection herewith, the successful prevailing Party shall be entitled to recover reasonable attorney’s fees, court costs and all other costs and expenses incurred in that action or proceeding.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SANARA:

/s/ Michael McNeil
Michael D. McNeil, Chief Financial Officer
Sanara MedTech Inc.

CARMENA:

/s/ J. Michael Carmena
J. Michael Carmena

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